H.J. GRUY AND ASSOCIATES, INC.

6575 West Loop South, Suite 550, Bellaire, Texas 77401 • TEL. (713) 739-1000 •FAX (713) 739-6112

EXHIBIT 23.4

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of reference to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our reports, or information contained therein, dated January 24, 2017, February 2, 2016 and February 4, 2015, prepared for Swift Energy Company in the Registration Statement on Form S-3 filed on or about March 16, 2017.

We further consent to references to this firm under the heading “EXPERTS.”

H.J. GRUY AND ASSOCIATES, INC.

by: __/s/Marilyn Wilson_______________
Marilyn Wilson, P.E.
President and Chief Executive Officer

March 16, 2017
Houston, Texas